================================================================================

                            ASSET PURCHASE AGREEMENT

                                  dated as of

                                 April 28, 1998

                                  by and among

                       AMERICAN PHYSICIAN PARTNERS, INC.
                           (a Delaware corporation),

                         VALLEY IMAGING PARTNERS, INC.
                          (a California corporation),

                                   LXL, LTD.
                           (a California partnership)

                                      and

                           the Partners of LXL, LTD.

================================================================================

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I                 DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     Section_1.1          Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     Section_1.2          Rules of Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
ARTICLE II                PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     Section_2.1          Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     Section_2.2          Subsequent Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
ARTICLE III               ASSUMED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     Section_3.1          Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
ARTICLE IV                PURCHASE PRICE AND CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Section_4.1          Purchase Price and Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . 5
     Section_4.2          Closing and Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Section_4.3          Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Section_4.4          Certain Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     Section_4.5          Closing Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
ARTICLE V                 REPRESENTATIONS AND WARRANTIES OF SELLER AND PARTNERS . . . . . . . . . . . . . . . . . . . . 6
     Section_5.1          Organization and Good Standing; Qualification . . . . . . . . . . . . . . . . . . . . . . . . 6
     Section_5.2          Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     Section_5.3          Title to Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Section_5.4          Condition of Tangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Section_5.5          Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Section_5.6          Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Section_5.7          Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Section_5.8          Continuity of Business Enterprise . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Section_5.9          Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Section_5.10         Absence of Conflicting Agreements or Required Consents  . . . . . . . . . . . . . . . . . . . 7
     Section_5.11         No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Section_5.12         Litigation and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Section_5.13         No Violation of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Section_5.14         No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Section_5.15         No Other Agreements to Sell the Assets of the Seller's Business . . . . . . . . . . . . . . . 8
     Section_5.16         Lease Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Section_5.17         Real and Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Section_5.18         Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     Section_5.19         Filing Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     Section_5.20         Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
     Section_5.21         Accounts Receivable; Payors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
     Section_5.22         Accounts Payable; Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
     Section_5.23         Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
     Section_5.24         Licenses, Authorization and Provider Programs . . . . . . . . . . . . . . . . . . . . . . . 110
     Section_5.25         Inspections and Investigations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 120
     Section_5.26         Proprietary Rights and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 120
     Section_5.27         Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 120
     Section_5.28         Banking Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 131
     Section_5.29         Fraud and Abuse and Self Referral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 131
     Section_5.30         Restrictions on Business Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . 131
     Section_5.31         Agreements in Full Force and Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . 132
     Section_5.32         Statements True and Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 132





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

     Section_5.33         Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 132
     Section_5.34         Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
ARTICLE VI                REPRESENTATIONS AND WARRANTIES OF BUYER AND APP . . . . . . . . . . . . . . . . . . . . . . 142
     Section_6.1          Organization and Good Standing; Qualification . . . . . . . . . . . . . . . . . . . . . . . 142
     Section_6.2          Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 142
     Section_6.3          Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 143
     Section_6.4          Intentionally omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 143
     Section_6.5          Absence of Conflicting Agreements or Required Consents  . . . . . . . . . . . . . . . . . . 143
     Section_6.6          Statements True and Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 153
     Section_6.7          Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 153
     Section_6.8          Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 153
ARTICLE VII               PRE-CLOSING COVENANTS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 153
ARTICLE VIII              PRE-CLOSING COVENANTS OF APP AND BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . 154
ARTICLE IX                CONDITIONS PRECEDENT OF APP AND BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
ARTICLE X                 CONDITIONS PRECEDENT OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 154
ARTICLE XI                CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 164
     Section_11.1         Deliveries of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 164
     Section_11.2         Deliveries of APP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 164
ARTICLE XII               CERTAIN ADDITIONAL AGREEMENTS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . 175
ARTICLE XIII              POST CLOSING MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 175
     Section_13.1         Further Instruments of Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 175
ARTICLE XIV               REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 175
     Section_14.1         Indemnification by Seller and the Partners  . . . . . . . . . . . . . . . . . . . . . . . . 175
     Section_14.2         Indemnification by APP and Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 175
     Section_14.3         Conditions of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 186
     Section_14.4         Remedies Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Section_14.5         Costs, Expenses and Legal Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Section_14.6         Tax Benefits; Insurance Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
ARTICLE XV                TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
ARTICLE XVI               NONDISCLOSURE OF CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Section_16.1         Non-Disclosure Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Section_16.2         Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Section_16.3         Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
ARTICLE XVII              MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Section_17.1         Amendment; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Section_17.2         Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Section_17.3         Parties in Interest; No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . .  19
     Section_17.4         Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Section_17.5         Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Section_17.6         Survival of Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . .  19
     Section_17.7         Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     Section_17.8         Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 220
     Section_17.9         Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 220
     Section_17.10        Reference to Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 220
     Section_17.11        Confidentiality; Publicity and Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . 220
     Section_17.12        Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 220
     Section_17.13        No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 241
     Section_17.14        Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 241
     Section_17.15        Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 241

                                  SCHEDULES

         Schedule 2.1(a)        Personal Property
         Schedule 3.1           Assumed Liabilities
         Schedule 4.4(a)        Certain Prorations
         Schedule 5.3(a)        Claims, Liabilities, Liens and Pledges
         Schedule 5.3(b)        Permitted Encumbrances
         Schedule 5.4           Condition of Tangible Assets
         Schedule 5.5           Consents and Approvals
         Schedule 5.6           Governmental Authorizations
         Schedule 5.7           Contracts and Commitments
         Schedule 5.8           Continuity of Business Enterprise
         Schedule 5.9           Subsidiaries and Investments
         Schedule 5.10          Absence of Conflicting  Agreements or  Required Consents
         Schedule 5.11          No Undisclosed Liabilities
         Schedule 5.12          Litigation and Claims
         Schedule 5.14          Contracts and Commitments
         Schedule 5.16          Lease Agreements
         Schedule 5.18(b)       Environmental Matters
         Schedule 5.18(d)       Environmental Audits
         Schedule 5.20          Insurance Policies
         Schedule 5.27(b)       Payment of Taxes
         Schedule 5.27(c)       No Pending Deficiencies, Delinquencies, Assessments or Audits
         Schedule 5.30          Restrictions on Business Activities
         Schedule 5.34          Finders' Fees
         Schedule 6.3           Governmental Authorizations
         Schedule 6.5           Absence of Conflicting Agreements or Required Consents

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "Agreement"), dated as of April 28, 1998, is by and among American Physician Partners, Inc., a Delaware corporation ("APP"), Valley Imaging Partners, Inc., a California corporation and a wholly-owned subsidiary of APP (collectively, "Buyer") and LXL, LTD., a California partnership ("LXL"), and the Partners (collectively, "Seller").

                                    RECITALS

         A. Seller owns certain assets and equipment in connection with the operation of diagnostic imaging centers (the "Business").

         B. Buyer is a wholly-owned subsidiary of APP. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

         C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer certain of the assets and other rights related to the Business, (which assets and rights are defined in Section 2.1 as the "Purchased Assets"), and to assume certain liabilities of Seller relating thereto, as set forth herein, on the terms and conditions in this Agreement.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "Assumed Liabilities" shall have the meaning set forth in Section 3.1.

         "APP" shall have the meaning set forth in the preamble to this Agreement.

         "Best knowledge" or "to the knowledge of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after diligent investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any Stockholder, director or executive officer of such entity after diligent investigation and inquiry by the executive officers of such entity.

         "Business" shall have the meaning set forth in the Recitals.

         "Buyer" shall have the meaning set forth in the preamble to this Agreement.

         "Claim Notice" shall have the meaning set forth in Section 14.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Article IV.

         "Closing Date" shall have the meaning set forth in Section 4.2.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

         "Damages" shall have the meaning set forth in Section 14.1.

         "Deposits" shall have the meaning set forth in Section 2.1(d)(v).

         "Election Period" shall have the meaning set forth in Section 14.3(a).

         "Encumbrance" shall mean any charge, claim, community property interest, condition equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
5.18(e).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Indemnified Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section
14.3(d).

         "Insurance Policies" shall have the meaning set forth in Section 5.20.

         "IRS" shall mean the Internal Revenue Service.

         "Lease Assignments" shall have the meaning set forth in Section
11.1(c).

         "Lease Agreements" shall have the meaning set forth in Section 5.15.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole, in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste,
(xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect of the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any Seller's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "Merger Agreement" shall mean that certain Agreement and Plan of Reorganization and Merger dated June 27, 1997, as amended, by and between APP, Buyer and the Stockholders.

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

         "Partners" shall mean the individuals listed on Exhibit A attached hereto who are all of the partners of Seller.

         "Payors" shall mean any and all third-party payors including, but not limited to, Medicare and Medicaid programs, insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems, CHAMPUS, and any and all other private or governmental entity rendering payment to Seller for professional medical or technical services.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Personal Property" shall have the meaning set forth in Section
2.1(b).

         "Purchased Assets" shall have the meaning set forth in Section 2.1.

         "Regulated Activity" shall have the meaning set forth in Section
5.18(e).

         "Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Seller" shall have the meaning set forth in the preamble to this Agreement.

         "Stockholders" shall mean all of the stockholders of Valley Radiology Medical Group, Inc.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
14.3(a).

         "Unassumed Liabilities" shall have the meaning set forth in Section
3.1.

         Section 1.2 Rules of Interpretation. The definitions set forth in Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

         Unless otherwise indicated "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

         This Agreement occasionally omits the modifying words "all" and "any" and the articles "the" and "an," but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

         Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number of Section number of this Agreement.

                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS

         Section 2.1 Purchased Assets. On the Closing Date, Seller shall, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall acquire, all right, title and interest of Seller in and to the following assets, rights and interests used in the operation of the Business excluding the Excluded Assets (as such term is defined in Section 2.2 below), including the following assets, rights and interests (collectively, the "Purchased Assets"):

                 (a) Personal Property. All tangible personal property (collectively, the "Personal Property") listed in Schedule 2.1(a) hereto;

                 (b) Insurance Benefits. All benefits, proceeds or any other amounts payable, if any, under any policy of insurance maintained by Seller with respect to destruction of, damage to or loss of use of any of the Purchased Assets;

                 (c) Warranty Rights. To the extent assignable, all warranties, guarantees and covenants not to compete, if any, with respect to the Purchased Assets.

                 (d) Books and Records. Seller shall make available to Buyer, and at the Closing Date Buyer shall take possession of, all operating data and records pertaining to the Purchased Assets.

         Section 2.2 Subsequent Actions. If, at any time after the Closing Date, APP or Buyer shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in APP or Buyer its right, title or interest in, to or under any of the Purchased Assets or otherwise to carry out the transactions described in this Agreement, Seller shall, at the sole cost and expense of Seller, execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under the Purchased Assets or otherwise to carry out the transactions described in this Agreement.

                                  ARTICLE III

                              ASSUMED LIABILITIES

         Section 3.1 Assumed Liabilities. As of the Closing, Buyer hereby agrees to assume, satisfy or perform when due only those liabilities and obligations of Seller as set forth on Schedule 3.1 hereto (the "Assumed Liabilities"). Other than the Assumed Liabilities, Buyer shall not assume, nor shall APP, Buyer or any of their respective Affiliates be deemed to have assumed, guaranteed, agreed to perform or otherwise be bound by, or be responsible or otherwise liable for, any liability or obligation of any nature of Seller (whether or not related to the Business), or claims for such liability or obligation, whether accrued, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown (the "Unassumed Liabilities"). Specifically, and without limiting the generality of the foregoing, other than the Assumed Liabilities, neither APP, Buyer nor any of their respective Affiliates shall have any liability or obligation with respect to or arising out of: (a) acts or omissions of Seller or any of its Affiliates whether prior or subsequent to the Closing Date, whether or not in the ordinary course of business; (b) liabilities or obligations relating to or secured by any portion of the Purchased Assets prior to the Closing; (c) employee related liabilities (including accrued wages, vacation, employee-related insurance or deferred compensation claimed by any person in connection with his or her employment by, or termination of employment with, Seller or payroll taxes payable or liabilities arising under any employee benefit plan maintained by Seller); (d) liabilities or obligations of Seller, including those for attorneys' fees, arising out of any litigation or other proceeding pending as of the Closing Date or any claim, whether or not asserted and whether or not liquidated or contingent, arising from acts or the failure to take any action by Seller or any of its Affiliates prior to the Closing Date; (e) liabilities for any income or other tax, whether disputed or not, attributable to Seller for any period or transaction through the Closing;
(f) except as set forth on Schedule 3.1, trade payables which arise prior to the Closing; (g) claims by any third party payor (including Medicare or Medi-Cal) or patient with respect to any matter or billing occurring prior to the Closing; and (h) any other liability or obligation of Seller. All employment tax liabilities of Seller shall remain the Seller's responsibility for collection, remittance and tax filing purposes for the period through the Closing.

                                   ARTICLE IV

                           PURCHASE PRICE AND CLOSING

         Section 4.1      Purchase Price and Allocation of Purchase Price.

                 (a) Purchase Price. The aggregate purchase price (the "Purchase Price") for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets from Seller to Buyer shall be Five Hundred Eighty One Thousand Seven Hundred Dollars ($581,700) payable by cashier's check or wire transfer of immediately available funds to one or more accounts designated by Seller and paid by Buyer to Seller at the Closing.

                 (b) Allocation of Purchase Price. The Purchase Price shall be allocated by Buyer and Seller in accordance with Schedule 4.1(b) hereto.

         Section 4.2 Closing and Effective Time. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of American Physician Partners, Inc., Dallas, Texas at 10:00 a.m. local time on February __, 1998, or such other date as the parties may mutually agree in writing.

         The transfer of the Purchased Assets by Seller to Buyer and Buyer's assumption of the Assumed Liabilities shall be deemed effective as of 12:01 a.m. on February __, 1998 (the "Effective Time"). The Purchased Assets shall be deemed to be the property of Buyer from and after the Effective Time, and Buyer and Seller shall take any and all actions reasonably necessary to carry out the intent of this Section 4.2.

         Section 4.3      Closing Deliveries.

                 (c) Seller. At the Closing, Seller shall execute and deliver to Buyer: (i) a Bill of Sale substantially in the form attached as Exhibit A hereto ("Bill of Sale"); (ii) the documents required to be delivered pursuant to Section 11.1 hereof; and (iii) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets. Buyer shall have possession of the tangible Purchased Assets and the books and records immediately upon Closing.

                 (d)      Buyer.  At the Closing, Buyer shall deliver to
Seller: (i) the Purchase Price; (ii) the documents required to be delivered pursuant to Section 11.2 hereof; and (iii) such other instruments as shall be reasonably requested by Seller to complete the assumption of the Assumed Liabilities by Buyer.

         Section 4.4      Certain Prorations.

                 (a) The items set forth on Schedule 4.4(a) shall be prorated or adjusted between the parties hereto as of the Effective Time.

                 (b) At Closing, each party shall pay or credit to the other party all sums required to effectuate the prorations and adjustments contemplated by the provisions of this Section 4.4. If final figures have not been calculated on any of the adjustments, prorations or reimbursements as of the Closing, then the parties hereto shall close this transaction using estimated adjustments, prorations and reimbursements which shall be subject to later readjustment when such final figures have been calculated. The parties hereto shall seek to determine the amounts of all prorations, adjustments and reimbursements required hereunder on or before the Closing, if possible, and no later than six (6) months following the Closing.

         Section 4.5      Closing Expenses.

                 (a) Seller shall be responsible for the following expenses (i) obtaining, filing and recording any and all releases, satisfactions, deeds, UCC termination statements and similar documents required in order to cause title to the Purchased Assets to be free, clear and unencumbered except for Permitted Encumbrances (as defined in Section 5.3 hereof) and (ii) all sales, use, transfer and other taxes, if any, required by or imposed as a result of the transactions contemplated hereby.

                 (b) Each party shall be responsible for its own attorneys', accountants' and other advisory fees associated with the closing of the transactions contemplated by this Agreement.


                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF SELLER AND PARTNERS

         As an inducement to APP and to Buyer to enter into this Agreement, LXL and each Partner represent and warrant to APP and to Buyer as of the Closing Date as follows:

         Section 5.1 Organization and Good Standing; Qualification. LXL is a partnership duly organized and validly existing under the laws of the State of California with all requisite power and authority to own, operate and lease, its assets and properties and to carry on its business as currently conducted and as now contemplated, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

         Section 5.2 Authorization and Validity. Seller has all requisite power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the agreements contemplated herein, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's respective powers and have been duly authorized by all necessary action on the part of the Partners. This Agreement has been duly executed by LXL and the Partners, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Seller is a party constitute, or upon execution will constitute, valid and binding agreements of Seller, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 5.3      Title to Purchased Assets.

                 (a) Schedule 5.3(a) hereto sets forth a true, correct and complete list of any charge, claim, community property interest, condition equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership of any kind affecting the Purchased Assets (collectively, the "Encumbrances").

                 (b) Seller shall immediately prior to the Closing have good, clear, record and marketable title to, or valid leasehold interests in, all of the Purchased Assets, free and clear of all Encumbrances, except as set forth in Schedule 5.3(b) hereto (the "Permitted Encumbrances"), and, subject to the Permitted Encumbrances, Seller shall, at the time of the Closing have full power and right to sell, assign and deliver the Purchased Assets in accordance with the terms of this Agreement. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement shall vest valid and marketable title to the Purchased Assets in Buyer, free and clear of all Encumbrances, except for the Permitted Encumbrances.

         Section 5.4      Condition of Tangible Assets.  Except as set forth on
Schedule 5.4, the tangible Personal Property and any other tangible Purchased Assets are in reasonable operating condition and are sufficient for the operation of the Business as presently conducted and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including, without limitation, applicable occupational safety and health laws and regulations) relating thereto currently in effect.

         Section 5.5      Consents and Approvals.  Except as set forth on
Schedule 5.5, no consent, approval or authorization of, notice to, or declaration, filing or registration with, any governmental entity or any other person or entity is required to be made or obtained by Seller in connection with its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         Section 5.6 Governmental Authorization. Except as expressly set forth in Schedule 5.6, and other than consents, filings or notifications required to be made or obtained by Buyer or APP, the execution, delivery and performance by Seller of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by Seller require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 5.7      Contracts and Commitments.  Except as set forth in
Schedule 5.7, LXL has no contracts or agreements with respect to the Purchased Assets.

         Section 5.8 Continuity of Business Enterprise. Except as set forth in Schedule 5.8, there has not been any sale, distribution or spin-off of significant assets of LXL other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

         Section 5.9      Subsidiaries and Investments.  Except as set forth in
Schedule 5.9, LXL does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Seller Subsidiary").

         Section 5.10 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Seller of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) except as set forth in Schedule 5.6 and Schedule 5.10 hereto, does not require the consent of any governmental or regulatory body or authority or any other third party; (ii) will not conflict with or result in a violation of any provision of LXL's partnership agreement,
(iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to Seller or by which Seller or its properties are subject to or bound; (iv) except as set forth in Schedule 5.10, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which Seller is a party or by which Seller or any of its properties are subject to or bound; and (v) will not create any Encumbrance or restriction upon any of the assets or properties of Seller.

         Section 5.11     No Undisclosed Liabilities.  Except as listed in
Schedule 5.11 hereto, Seller does not have any liabilities or obligations of any nature, whether known or unknown and whether accrued, absolute, contingent or otherwise, asserted or unasserted, except for liabilities or obligations reflected or reserved against in Seller's Current Balance Sheet.

         Section 5.12     Litigation and Claims.  Except as listed in Schedule
5.12 hereto, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending, or affecting LXL.

         Section 5.13 No Violation of Law. LXL has not been, nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which reasonably, individually or in the aggregate, would not have a Material Adverse Effect on LXL.

         Section 5.14 No Brokers. Seller has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment.

         Section 5.15 No Other Agreements to Sell the Assets of the Seller's Business. Seller does not have any legal obligation, absolute or contingent, to any other individual or entity to sell any of the Purchased Assets.

         Section 5.16 Lease Agreements. Schedule 5.16 contains a true, accurate and complete list of all the lease agreements and license agreements to which LXL is a party and pursuant to which LXL leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property (the "Lease Agreements"). Seller has delivered to Buyer true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by Seller or event of material default or event which with notice or lapse of time, or both, would constitute a material default by Seller and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Business, or (ii) any existing material default by any other party under any of the Lease Agreements or, to the knowledge of Seller, any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. There is no pending or threatened reassessment of any property covered by the Lease Agreements. Seller has obtained the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and will, prior to Closing, deliver to Buyer in writing such consents as are necessary to effect a valid and binding transfer or assignment of Seller's rights thereunder. Seller has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements are in compliance with all applicable safe harbor provisions promulgated by the Department of Health and Human Services in connection with the enforcement of the federal Fraud and Abuse Statute, 42 CFR Part 1001 and any similar applicable state law safe harbor or other exemption provisions.

         Section 5.17     Real and Personal Property.  Intentionally omitted.

         Section 5.18     Environmental Matters.

                 (a) LXL has not, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by LXL of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by LXL to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by LXL.

                 (b) LXL has not used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would give rise to any Environmental Liabilities (as defined in subsection (e) below) for LXL under any applicable Environmental Law that had, or could likely have, a Material Adverse Effect on LXL. LXL has not engaged in any activity or failed to undertake any activity which action or failure to act has given, or could likely give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or could likely result, in any fine or penalty imposed pursuant to any Environmental Law. Schedule 5.18(b) discloses any known presence of asbestos in or on LXL's owned or leased premises.

                 (c) No soil or water in or under any assets currently or formerly held for use or sale by LXL has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by LXL where such contamination had or, could likely have, a Material Adverse Effect on LXL.

                 (d) Schedule 5.18(d) contains a list of all environmental audits and other similar reports which have been prepared by, for or concerning LXL within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by LXL, any LXL or any of its predecessors, true and complete copies of which have been provided to Buyer.

                 (e) For the purposes of this Section 5.18, the following terms have the following meanings:

                 "Environmental Laws" shall mean any and all domestic federal, state and local laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions and permits relating to the environment or to emissions, discharges or releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof.

                 "Environmental Liabilities" shall mean all liabilities of Seller or any Seller Subsidiary, whether contingent or fixed, which
         (i) have arisen, or could likely arise, under Environmental Laws and
         (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

                 "Hazardous Substances" shall mean any air pollution, toxic, radioactive, caustic or otherwise hazardous substance regulated by any Environmental Law, (including but not limited to, (i) Medical Waste and (ii) petroleum, its derivatives, by-products and other hydrocarbons), and any material constituent elements thereof displaying any of the foregoing characteristics.

                 "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 5.19 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by LXL with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on LXL.

         Section 5.20 Insurance Policies. Schedule 5.20 lists and briefly describes LXL's policies of insurance to which LXL is a party or under which LXL or any officer, Partner or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of LXL (the "Insurance Policies"). Except as set forth in Schedule 5.20, all of the Insurance Policies are issued by insurers that are financially sound and reputable, and are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto are currently paid. All Insurance Policies currently maintained by LXL ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of LXL for all risks normally insured against by a Person carrying on a substantially similar business or businesses as LXL,
(ii) are sufficient for compliance with legal and contractual requirements to which LXL is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms without interruption) up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Except as set forth in Schedule 5.20, neither LXL nor any of its Partners, officers or directors has received any notice or other communication from any issuer of any Current Policy canceling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of LXL and its Partners, no such cancellation or increase of deductibles, retainages or premiums is threatened. Except as set forth in
Schedule 5.20, there are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all have been given and all potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Except as set forth in Schedule 5.20, since January 1, 1993, LXL has not filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. Schedule
5.20 also sets forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by LXL during the immediately preceding three-year period.

         Section 5.21     Accounts Receivable; Payors.  Intentionally omitted.

         Section 5.22     Accounts Payable; Suppliers.  Intentionally omitted.

         Section 5.23     Inventory.  Intentionally omitted.

         Section 5.24 Licenses, Authorization and Provider Programs. Intentionally omitted.

         Section 5.25 Inspections and Investigations. Intentionally omitted.

         Section 5.26 Proprietary Rights and Information. Intentionally omitted.

         Section 5.27     Taxes.

                 (a) Filing of Tax Returns. LXL has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of LXL for the periods covered thereby.

                 (b) Payment of Taxes. Except for such items as LXL may be disputing in good faith by proceedings in compliance with applicable law, which are described in Schedule 5.27(b), (i) LXL has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) LXL is not delinquent in the payment of any tax, assessment or governmental charge.

                 (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. Except as set forth in Schedule 5.27(c), LXL has not received any notice that any tax deficiency or delinquency has been asserted against LXL or to the best knowledge of LXL, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of LXL that could be asserted by any taxing authority. There is no taxing authority audit of LXL pending, or to the actual knowledge of LXL, threatened within the last five (5) years, and the results of any completed audits are properly reflected in LXL Financial Statements. LXL has not violated any applicable federal, state, local or foreign tax law.
There are no security interests or liens on any assets of LXL which have resulted from any failure to pay (or alleged failure to pay) taxes.

                 (d) No Extension of Limitation Period. LXL has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                 (e) All Withholding Requirements Satisfied. All monies required to be withheld by LXL and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                 (f) Foreign Person. Neither LXL nor any Partner is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                 (g) Safe Harbor Lease. None of the properties or assets of LXL constitutes property that LXL, APP, Buyer or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                 (h) Tax Exempt Entity. None of the assets or properties of LXL are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                 (i)      Collapsible Corporation.  Intentionally omitted.

                 (j) Boycotts. LXL has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                 (k) Parachute Payments. No payment required or contemplated to be made by LXL will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                 (l)      S Corporation.  Intentionally omitted.

                 (m) Personal Holding Companies. LXL is not or has been a personal holding company within the meaning of Section 542 of the Code.


         Section 5.28     Banking Relations.  Intentionally omitted.

         Section 5.29 Fraud and Abuse and Self Referral. Neither LXL nor any Partner have engaged in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn or (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct.

         Section 5.30 Restrictions on Business Activities. Except as disclosed in Schedule 5.30, there is no material agreement, judgment, injunction, order or decree binding upon LXL or any Partner, which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of LXL, any acquisition of property by Seller, or the conduct of business by LXL.

         Section 5.31 Agreements in Full Force and Effect. Except as expressly set forth in Seller's Schedules to this Agreement, all contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in Seller's Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of Seller, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by Seller or any other party thereto. Seller has not received any termination notice regarding a contract with a health care provider in the last twelve (12) months.

         Section 5.32 Statements True and Correct. No representation or warranty made herein by Seller or any Partner, nor any statement, certificate, exhibit or instrument to be furnished by Seller or any Partner to APP or Buyer pursuant to this Agreement, contains or will contain as of the Closing any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 5.33 Schedules. All Schedules required by Article V hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 5.34 Finders' Fees. Except as set forth in Schedule 5.34, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Partners or Seller who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF BUYER AND APP

         Buyer and APP each represents and warrants to Seller as follows:

         Section 6.1 Organization and Good Standing; Qualification. Each of Buyer and APP is a corporation duly organized, validly existing and in good standing under the laws of the state of California and Delaware, respectively, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted.
Each of Buyer and APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on Buyer or APP. Copies of the certificate of incorporation and all amendments thereto of Buyer and APP and the bylaws of Buyer and APP, as amended, and copies of the corporate minutes of Buyer and APP regarding this transaction, all of which have been or will be made available to Seller for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the Stockholders and directors of Buyer and APP (and all committees thereof) regarding this transaction.

         Section 6.2 Authorization and Validity. Each of Buyer and APP has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer and APP of this Agreement and the agreements provided for herein, and the consummation by Buyer and APP of the transactions contemplated hereby and thereby are within Buyer and APP's respective corporate powers and have been duly authorized by all necessary action on the part of Buyer and APP's Board of Directors. This Agreement has been duly executed by Buyer and APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Buyer and APP is a party constitute, or upon execution will constitute, valid and binding agreements of Buyer and APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 6.3 Governmental Authorization. Except as expressly set forth in Schedule 6.3, and other than consents, filings or notifications required to be made or obtained by Buyer and APP, the execution, delivery and performance by Buyer and APP of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by Buyer and APP, to the best knowledge of Buyer and APP, requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 6.4      Intentionally omitted.

         Section 6.5 Absence of Conflicting Agreements or Required Consents. To the best knowledge of Buyer and APP, the execution, delivery and performance of this Agreement by Buyer and/or APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) except as set forth in Schedule 6.3 and Schedule 6.5 hereto, does not require the consent of any governmental or regulatory body or authority or any other third party; (ii) will not conflict with any provision of Buyer's or APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Buyer or APP is a party or by which Buyer or APP or their or its properties are subject to or bound; and (iv) except as set forth in Schedule 6.5, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which Buyer or APP is a party or by which APP or any of its respective properties are bound.

         Section 6.6 Statements True and Correct. No representation or warranty made herein by Buyer or APP, nor any statement, certificate or instrument to be furnished by Buyer or APP to Seller or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 6.7 Schedules. All Schedules required by Article VI hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

         Section 6.8 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer or APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                  ARTICLE VII

                        PRE-CLOSING COVENANTS OF SELLER

                             Intentionally Omitted.

                                  ARTICLE VIII

                     PRE-CLOSING COVENANTS OF APP AND BUYER

                             Intentionally Omitted.


                                   ARTICLE IX

                     CONDITIONS PRECEDENT OF APP AND BUYER

                             Intentionally Omitted.

                                   ARTICLE X

                         CONDITIONS PRECEDENT OF SELLER

                             Intentionally Omitted.

                                   ARTICLE XI

                               CLOSING DELIVERIES

         Section 11.1 Deliveries of Seller. At or prior to the Closing Date, Seller shall deliver to Buyer the following, all of which shall be in a form satisfactory to Buyer and APP:

                 (a)      Bill of Sale;

                 (b) all authorizations, consents, approvals, permits and licenses referenced in Section 5.5;

                 (c) an assignment to Buyer of (i) each lease for real or personal property described on Schedule 5.16 (the "Lease Assignments") and (ii) all contracts described on Schedule 5.7 which can be assigned to Buyer ("Non-Payor Contract Assignments"); and

                 (d) such other instrument or instruments of transfer prepared by Buyer as shall be necessary or appropriate, as Buyer or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

         Section 11.2 Deliveries of APP. At or prior to the Closing Date, APP shall deliver to Seller the following, all of which shall be in a form satisfactory to Seller:

                 (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

                 (b) the Purchase Price in accordance with Article IV hereof;

                 (c) a certificate of the Secretary of Buyer certifying as to the incumbency of the officers of Buyer who have executed documents delivered at the Closing on behalf of Buyer,

                 (d) a certificate, dated within ten (10) days prior to the Closing Date, of the Secretary of State of Delaware establishing that APP and Buyer, respectively, are in existence, have paid all franchise or similar taxes, if any, and, if applicable, otherwise are in good standing to transact business in the state of Delaware and California, respectively; and

                 (e) certificates (or photocopies thereof), dated within ten (10) days prior to the Closing Date, of the Secretaries of State of the states in which Buyer and APP are qualified to do business, to the effect that Buyer and APP are qualified to do business and, if applicable, are in good standing as foreign corporations in such state;

                                  ARTICLE XII

                  CERTAIN ADDITIONAL AGREEMENTS OF THE PARTIES

                             Intentionally omitted.

                                  ARTICLE XIII

                              POST CLOSING MATTERS

         Section 13.1 Further Instruments of Transfer. Following the Closing, at the request of Buyer and at Buyer's sole cost and expense, the Partners and Seller shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement.
                                  ARTICLE XIV
                                    REMEDIES

         Section 14.1 Indemnification by Seller and the Partners. Subject to the terms and conditions of this Article XIV, Seller and the Partners jointly and severally agree to indemnify, defend and hold APP and Buyer and their respective directors, officers, members, managers, employees, agents, attorneys and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (collectively, "Damages") asserted against or incurred by such indemnitees arising out of or resulting from:

                 (a) a breach of any representation, warranty or covenant (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) of Seller contained herein or in any Schedule or certificate delivered hereunder;

                 (b) any violation (or alleged violation) by Seller of state or federal laws governing health care fraud and abuse (including, but not limited to, fraud and abuse in the Medicare and Medicaid programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date, and

                 (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to Seller and provided to APP or its counsel by Seller, specifically for inclusion in any preliminary prospectus, registration statement or prospectus forming a part thereof, or any amendment thereof or supplement thereto), arising out of or based upon any omission or alleged omission to state therein a material fact relating to Seller (including its Subsidiaries) required to be stated therein or necessary to make the statements therein not misleading.

         Section 14.2 Indemnification by APP and Buyer. Subject to the terms and conditions of this Article XIV, APP and Buyer jointly and severally hereby agree to indemnify, defend and hold Seller and its respective agents, attorneys and Affiliates harmless from and against all Damages asserted against or incurred by such indemnitees arising out of or resulting from a breach by APP or Buyer of any representation, warranty or covenant (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) of APP or Buyer contained herein or in any schedule or certificate delivered hereunder.

         Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                 (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. Except as set forth in Section 14.6, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim.

                          Within thirty (30) days after receipt of any Claim
Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                 (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party.

                 (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                 (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                 (e) Payments of all amounts owing by an Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by an Indemnifying Party pursuant to Section 14.3(d) shall be made within 30 days after the later of (i) the expiration of the 60-day Indemnity Notice period or
(ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                 (f) Notwithstanding any provision herein to the contrary, the obligation of APP or Buyer on the one hand, or Seller or the Partners, on the other hand, to provide indemnification for breach of any representation or warranty as provided in Section 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by APP or Buyer, on the one hand, or Seller or the Partners, on the other hand, as a result of such a breach or breaches exceeds $10,000. Notwithstanding anything to the contrary contained herein, Seller's aggregate indemnification obligation hereunder and under the Merger Agreement shall not exceed fifty percent (50%) of the total consideration paid to the Partners under (i) this Agreement and (ii) the Merger Agreement; and any one Partner's aggregate indemnification obligation hereunder and as a Stockholder under the Merger

Agreement shall not exceed fifty percent (50%) of (i) one-thirteenth of the total consideration paid to Seller under this Agreement and (ii) the total consideration paid such Partner as a Stockholder under the Merger Agreement.


         Section 14.4 Remedies Exclusive. The remedies provided in this Agreement are the exclusive rights or remedies available to one party against the other, either at law or in equity, except in the case of fraud.

         Section 14.5 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 14.6 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV

                                  TERMINATION

                             Intentionally Omitted.


                                  ARTICLE XVI

                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

         Section 16.1 Non-Disclosure Covenant. Seller recognizes and acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and unique assets of APP's businesses. APP and Buyer acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain Confidential Information of Seller that is valuable, special and unique assets of Seller's business. Seller and APP agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP and Seller and (b) to counsel and other advisers to APP and Seller provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless
(i) such information becomes available to or known by the public generally through no fault of Seller or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) Seller or APP, as the case may be, shall, if possible, give prior written notice thereof to Seller and APP and provide Seller and APP with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Acquisition or otherwise. In the event of a breach or threatened breach by Seller or APP of the provisions of this Section, APP and Seller shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting APP and Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP and Seller agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

         Section 16.3     Survival.  The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                 MISCELLANEOUS

         Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

         Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 17.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing for a period of two (2) years from the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller, any Partner, APP or Buyer pursuant to this Agreement shall be deemed to have been representations and warranties by such Seller, such Partner, APP or Buyer and, notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing for a period of two (2) years from the Closing.

         Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF CALIFORNIA.

         Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 17.10 Reference to Agreement. Use of the words "herein," "hereof," "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

         Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with conducting an examination of the operations and assets of Seller; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

         Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

           If to APP and Buyer:        American Physician Partners, Inc.
                                       901 Main Street
                                       2301 NationsBank Plaza
                                       Dallas, Texas  75202
                                       Fax No.: (214) 761-3150
                                       Attn: Gregory L. Solomon, President
                                             Paul M. Jolas, Esq., General
                                             Counsel and Sr. V.P.

           with a copy to:             McDermott, Will & Emery
                                       1301 Dove Street, Suite 500
                                       Newport Beach, California 92660-2444
                                       Fax No.  (714) 851-9348
                                       Attn:    Jonathan F. Atzen, Esq.

           If to Seller
           or any Stockholder:         LXL, LTD.
                                       ---------------------------
                                       ---------------------------
                                       Attn:    Stephen S. Teng, M.D.

           with a copy to              Hoge Fenton Jones & Appel, Inc.
                                       60 S. Market Street, #1400
                                       San Jose, California  95113-2334
                                       Fax No.: (408) 287-2583
                                       Attn: Stephen S. McCray, Esq.

         Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 17.15 Defined Terms. Terms used in the attached Exhibits and the Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.





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
         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                               APP:

                               AMERICAN PHYSICIAN PARTNERS, INC.


                               By:
                                  ---------------------------------------------
                                        Gregory L. Solomon, President


                               Buyer:

                               VALLEY IMAGING PARTNERS, INC.


                               By:
                                   --------------------------------------------
                                        Gregory L. Solomon, President



                               Seller:


                               LXL, LTD.


                               By:
                                  ---------------------------------------------
                                        Stephen S. Teng, M.D.
                               Its:     President

                               Partners:

                               Signature pages for each Partner attached hereto.






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